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                                                                  EXHIBIT (a)(9)

                                                                            NEWS
[AON LOGO]                                                 FOR IMMEDIATE RELEASE
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Aon Corporation                                  FOR FURTHER INFORMATION CONTACT
123 North Wacker Drive                                          William J. Fasel
Chicago, Illinois 60606                            Director, Financial Relations
312.701.3000                                                        312.701.3983

             Aon Commences Tender Offer for Alexander & Alexander

     Chicago, IL--December 16, 1996--Aon Corporation (Aon) announced that a wholly-owned subsidiary of Aon has commenced its previously announced tender offer for shares of Common Stock, par value $1.00 per share, of Alexander & Alexander Services Inc. at $17.50 per share, net to the seller in cash. The tender offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 11, 1996. The tender offer is scheduled to expire Tuesday, January 14, 1997.

     First Chicago Trust Company of New York is the depositary for the tender offer. Georgeson & Company Inc. is the information agent. The dealer manager is Lazard Freres & Co. LLC.

     Aon Corporation is an insurance services holding company that comprises a family of insurance brokerage, consulting and consumer insurance companies. Aon's common stock (Symbol AOC) is listed on the New York, Chicago and London Stock Exchanges.